EXH. 99.1


                       MDC HOLDINGS ANNOUNCES CHANGES TO
                            SENIOR MANAGEMENT TEAM

         DENVER, Friday, July 2, 1999 - Larry A. Mizel, Chairman of the Board and Chief Executive Officer of M.D.C. Holdings, Inc. (NYSE/PCX: MDC), today announced that MDC's Board of Directors promoted members of MDC's senior management team. David D. Mandarich, formerly Executive Vice President - Real Estate and Chief Operating Officer, was named President and Chief Operating Officer. Paris G. Reece III was promoted to Executive Vice President and Chief Financial Officer from Senior Vice President and Chief Financial Officer, and Michael Touff, formerly Vice President and General Counsel, was named Senior Vice President and General Counsel.

         MDC is one of the largest homebuilders in the United States, building homes under the name Richmond American Homes. The Company also provides mortgage financing, primarily for MDC's home buyers, through its wholly owned subsidiary, HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country's best housing markets. The Company is the largest homebuilder in metropolitan Denver; among the top five homebuilders in Northern Virginia, Tucson and Colorado Springs; among the top ten homebuilders in Southern California, Phoenix, suburban Maryland and Las Vegas; and has a growing presence in the San Francisco Bay area.




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